Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WILLBROS GROUP, INC.

FIRST:                                                        The name of the corporation is Willbros Group, Inc. (the “Corporation”).

SECOND:                                         The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:                                                   The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL, as from time to time amended.  The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

FOURTH:                                        The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred (100) shares of common stock, par value $0.01 per share.

FIFTH:                                                       The number of directors of the Corporation shall be fixed from time to time in the manner provided by the bylaws or amendment thereof adopted by the Board of Directors.  Election of directors need not be by written ballot.

SIXTH:                                                     In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH:                                 In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

EIGHTH:                                          A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eighth, eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:                                                   Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

TENTH:                                                 The Board of Directors reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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